Exhibit 10.50

October 1, 2003

Elizabeth A. Fetter

c/o QRS Corporation

1400 Marina Way South

Richmond, CA 94804

Re:	Restricted Share Right Grant

Dear Liz:

Pursuant to its 1993 Stock Option/Stock Issuance Plan (the “Plan”), QRS Corporation (the “Company”) hereby grants you One Hundred Twenty Five Thousand (125,000) restricted share rights (“share rights”) with respect to its Common Stock (“Common Stock”). These share rights are granted to you in accordance with the restrictions, terms and conditions hereinafter set forth and are in all respects limited and conditioned by the provisions of the Plan.

1. Each share right entitles you to receive one share of Common Stock, provided the share right vests in accordance with paragraph 2. A certificate representing the shares of Common Stock due under each share right that vests in a calendar year will be issued without restriction on or as soon as practicable following the last date on which any of your share rights vest in such calendar year, provided that such share right has not been terminated or canceled before such date in accordance with the provisions hereinafter set forth.

2. One thirty-sixth (1/36th) of your share rights will vest on the first day of each successive month, commencing on November 1, 2003 and terminating on October 1, 2006, provided that, in each case, you remain employed with the Company through such date. However, if you are employed by the Company at the time of a Change of Control or Corporate Transaction (both as defined in the Plan, except that for purposes of this agreement a Corporate Transaction shall not include any merger, whether forward or reverse, if, immediately after the merger, securities possessing 50% or more of the total combined voting power of the surviving entity or parent thereof are beneficially owned, directly or indirectly, by those persons who were the Company’s stockholders immediately before the merger in substantially the same proportion as their stockholdings immediately before the merger), the lesser of (a) 41,667 of your outstanding share rights, or (b) the total number of outstanding share rights that were not, as of the date of such transaction, previously vested or canceled, will immediately vest in full upon such a Change in Control or a Corporate Transaction, except that where any excess parachute payment under Internal Revenue Code Section 280G(b) would occur when such accelerated vesting is aggregated with any other compensation that constitutes a parachute payment, such accelerated vesting will be limited to the extent necessary to assure that no excess parachute

Elizabeth A. Fetter

October 1, 2003

payment will occur and the remaining non-accelerated share rights will continue to vest in accordance with this agreement in equal monthly installments over the remainder of the original 36 month vesting period; provided, however, those remaining non-accelerated share rights shall immediately vest in full (i) at the time of a Corporate Transaction, if the successor corporation or parent thereof does not assume the remaining non-accelerated share rights or (ii) upon your employment being involuntarily terminated other than for “misconduct” (as defined below) at the time of or within twenty four (24) months after a Corporate Transaction or a Change in Control (as defined above) or upon your resignation at the time of or within twenty four (24) months after such a Corporate Transaction or a Change in Control by reason of (a) a material reduction (15% will be deemed a material reduction) in your base compensation, your annual total target compensation, or your benefits; (b) a material reduction in your duties or responsibilities, or (c) a change in your principal place of employment that increases your commute by more than 25 miles. In calculating the number of shares that vest each month, the number shall be rounded down to the nearest whole share, with any fractional shares aggregated and, to the extent they add up to whole shares, vesting in the last monthly installment.

Except as provided in the previous paragraph, if your employment with the Company terminates for any reason before October 1, 2006, any share right held by you that has not vested before the date of your termination of employment will be canceled automatically and will no longer be outstanding and no shares of Common Stock will be issued hereunder with respect to such canceled share rights.

If acceleration of vesting of the share rights granted herein would, alone or when aggregated with other compensation payable to you, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “ Code”) and would subject you to an excise tax under Section 4999 of the Code (or successor or similar provisions), the Company shall pay you an additional amount, which, when reduced by all taxes thereon (including any additional tax owed under Section 4999 of the Code (or successor or similar provision)) provides you with sufficient cash to pay the amount of excise tax owed by you on all such compensation. If the Internal Revenue Service asserts such an excise tax and the Company does not believe such excise tax is due, you agree to assist the Company in contesting such assertion; provided the Company advance you funds to pay the amount of excise tax when asserted by the IRS and indemnifies you for any penalties or interest resulting from such contest.

For purposes of this Agreement, “misconduct” means (i) your willful engagement in gross misconduct injurious to the Company or your commission of any act of gross negligence or malfeasance with respect to your duties incident to your employment; (ii) your willful failure to attend to the material duties assigned to you by the Board of Directors; (iii) your commission of any act of fraud, embezzlement or dishonesty against the Company or any affiliate thereof, or

Elizabeth A. Fetter

October 1, 2003

(iv) your conviction for any criminal offense involving fraud or dishonesty or any similar conduct that is injurious to the reputation of the Company.

3. The issuance of shares of Common Stock under vested share rights is subject to satisfaction of all tax withholding obligations with respect to such shares. At your discretion, the number of shares of Common Stock which you would otherwise be entitled to receive may be reduced by that number of shares which, as of the date as of which the tax withholding liability is determined, has an aggregate Fair Market Value (as defined in the Plan) equal to the minimum statutory tax withholding obligations applicable to the shares for which such withholding is due. For purposes of determining the amount and timing of employment taxes due under a share right, all share rights that vest in a calendar year will be taken into account as of the last day in such calendar year on which any of your share rights vest in that year, as permitted under Treas. Reg. Section 1.3121(v)-2(e)(5)’s rule of administrative convenience, which is also that date that you become entitled to payment of shares of Common Stock thereunder.

4. Your share rights hereunder may not be sold, assigned, transferred, alienated, subject to garnishment or otherwise encumbered in any manner other than by transfer by will or the laws of descent and distribution.

5. The issuance of shares of Common Stock hereunder is subject to the procurement by the Company of all approvals and permits required by regulatory authorities having jurisdiction over the share rights and stock to be issued hereunder. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Common Stock hereunder will relieve the Company of any liability with respect to the non-issuance of the Common Stock as to which such approval is not obtained. The Company, however, will use its best efforts to obtain all such approvals.

6. If any change is made to the Common Stock issuable hereunder by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will make appropriate adjustments to such share rights to prevent the enlargement or dilution of your rights thereunder.

7. You will not have any rights as a shareholder with respect to the shares of Common Stock issuable hereunder until you have been issued a stock certificate for such shares. It is the intention of the parties that the Company’s obligations under your share rights are unfunded for purposes of the Internal Revenue Code and that the Employee Retirement Income Security Act of 1974 does not apply to your share rights.

Elizabeth A. Fetter

October 1, 2003

8. The Compensation Committee, may, in its discretion, modify or waive any or all of the terms, conditions or restrictions hereof, provided, however, that no such modification or waiver may, without your consent, adversely affect your rights hereunder.

9. The Compensation Committee has full authority to administer the Plan, including authority to interpret and construe any provision thereof and hereof and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Compensation Committee are final and binding on all persons who have an interest in the Plan.

10. This agreement does not constitute a contract of employment. Neither the grant of this share right, nor any action taken under the terms of this share right or the Plan, nor any provision of this share right or the Plan will be construed to grant you the right to remain in the employ of the Company (or any subsidiary or parent of the Company) for any period of specific duration, and the Company (or any subsidiary or parent of the Company retaining your services) may terminate your employment at any time and for any reason, with or without cause. However, nothing contained in this share right or the Plan will affect any contractual rights you may have pursuant to a written employment agreement, duly executed on behalf of the Company.

If the foregoing is satisfactory, please sign, date and return the enclosed copy of this letter to me.

Very truly yours,

/s/ Steve Mitchell
Steve Mitchell, Vice President Human Resources

AGREED AND ACCEPTED:

/s/ Elizabeth A. Fetter
Elizabeth A. Fetter
President and Chief Executive Officer